DIGITEC 2000, INC.
                              EMPLOYMENT AGREEMENT

                                 (KEITH McGOWAN)

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of July 1, 1997 (the "Effective Date") by and between DigiTEC 2000, Inc., a Nevada corporation, with an office at 8 West 38th Street, Fifth Floor, New York, New York 10018 ("Company"), and Keith McGowan, with an address of 6 Altamore Street, Melville, NY 11747 ("Executive"). The Company requires execution of this Agreement by Executive as a condition to employing Executive.

                                    RECITALS

Executive is currently employed by the Company as its Vice President, Finance.

Company and Executive desire to enter into this Agreement to provide additional financial security and benefits to Executive, to encourage Executive to continue employment with Company, and to enhance the motivation of Executive to increase profitability of Company.

In consideration of the mutual covenants herein, and in consideration of the employment of Executive with Company, the parties agree as follows:

                                    AGREEMENT

1. Duties and Scope of Employment. Company shall employ the Executive in the position of Vice President, Finance, responsible for the day to day financial and accounting operations of the Company; provided, however, that the Board of Directors of the Company (the "Board") shall have the right to revise such responsibilities from time to time as the Board may deem necessary or appropriate. Such duties and responsibilities shall be commensurate with Executive's past practices and consistent with his position as Vice President, Finance.

2. Restriction on Outside Business Activities. During employment, Executive shall devote Executive's full energies, interest, abilities, and productive time to the performance of duties for Company and shall not, without Company's prior written consent:

      (a) render to others services of any kind, or engage in any other business activity that would materially interfere with the performance of Executive's duties under this Agreement;

      (b) perform any services, directly or indirectly, whether as an employee, consultant, independent contractor, for any person or entity competing, directly or indirectly with Company;

      (c) own, directly or indirectly, whether as partner, creditor, shareholder, or otherwise, any interest in any entity competing, directly or indirectly, with Company;

      (d) promote, participate, or engage in any activity or other business competitive with Company;

      (e) compete, directly or indirectly, with any products or services marketed or offered by Company; or

      (f) engage in any activity which could be deemed to be a conflict of interest.

      Nothing herein contained shall prevent or be construed as preventing the Executive from holding or purchasing five (5%) percent or less of any class of stock or securities of a corporation which is listed on a national securities exchange or regularly traded in the over-the-counter market, or making other investments or participating in business ventures not in competition with the business of the Company, as long as such investments and business ventures shall not require any significant


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      time during normal business hours and do not conflict with Executive's duties and obligations to the Company as provided in this Agreement.

3. Term of Employment. This Agreement shall commence on the Effective Date and shall continue until the earliest of (a) June 30, 2000, or (b) until such time as a notice of non-renewal or termination of this Agreement is given in writing by either Company or Executive to the other as specified in paragraph 10(b). The parties may renew this Agreement in their sole discretion.

4.    Executive's Compensation and Benefits.

      (a) Base Salary. Company shall pay a base salary to Executive as noted below, payable semi-monthly in arrears or at such other intervals as other employees are paid. Such salary shall be reviewed at least annually and may be increased from to time, in the sole discretion of the Board. Base salary to the executive will be as follows:

            For the year ended June 30,

            1998                                         $140,000
            1999                                         $190,000
            2000                                         $215,000

      (a) Bonus Bonus. For each fiscal year while this Agreement is in effect, the Executive shall be paid a bonus (the "Performance Bonus") equal to one and one quarter (1.25) percent of the Company's adjusted annual net income before depreciation and amortization interest and income tax, as determined by the Company's independent auditors in connection with each fiscal year's audit. Such payment shall be made within thirty (30) days after such determination. Executive shall be eligible for the Performance Bonus only if the Executive is in an employee of the Company in good standing during the entire applicable fiscal year and on the date the payment is due. The Company reserves the right to implement a bonus plan document to further describe the Performance Bonus which Executive acknowledges and agrees may place additional restrictions on the payment of the Performance Bonus consistent with reasonable industry practice. The Board may from time to time award Executive additional bonuses in its sole and absolute discretion.

      (a) Benefits. During employment, Executive shall receive all benefits generally available to Company's other employees of like position when and as Executive becomes eligible for them. The Executive shall be entitled to participate in any and all fringe benefits and/or plans, generally afforded to other employees of the Company (to the extent the Executive otherwise qualifies therefore under the specific terms and conditions of each such benefit), including, without limitation, savings or profit sharing plans, deferred compensation plans, pension and other retirement plans (e.g. 401k), supplemental retirement or excess benefit plans, stock option, incentive or other bonus plans, group disability, life insurance, and medical insurance plans, which are, or which may become available generally to senior personnel of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of the Board or any committee administering such plan or program. Participation shall be consistent with Executive's position with Company.

      (b) Vacation. The Executive shall be entitled to four (4) weeks paid vacation time during each year of this Agreement or such additional vacation as may be permitted from time to time by Company policy. Executive shall not be permitted to carry over unused vacation time from one year to another.

      (c) Expenses. The Company shall reimburse the Executive for all reasonable business and travel expenses actually incurred by or paid by the Executive in the performance of services on behalf


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            of the Company, in accordance with the Company's expense
            reimbursement policy as in effect from time to time.

      (d) Other Payments. In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise from the Company (collectively, the "Payments") would be subject to the excise tax (or interest or penalties related thereto) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision (the "Excise Tax"), the Company shall pay to the Executive within ninety
            (90) days of the date of Executive's termination of employment (or, if earlier, within ninety (90) days of the date the Executive becomes subject to the Excise Tax), an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax and any federal (and state and local) income tax on the Payments, shall be equal to the Payments minus all applicable taxes on the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of Excise Tax, (i) any other payments or benefits received or to be received in connection with a change of control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), shall be treated as "parachute payments" within the meaning of Section 280(G)(b)(2) of the Code or any similar or successor provision, and all "excess parachute payments" within the meaning of Section 280G(b)(l) or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services within the meaning of Section 280G(b) or any similar or successor provision of the Code in excess of the base amount within the meaning of Section 280g(b)(3) or any similar or successor provision of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of the excess parachute payments within the meaning of Section 280G(b)(l) (after applying clause (i) above), and (iii) the value of any non-cash benefits or a deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and
            (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest nominal marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest nominal marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of Executive's employment, net of the maximum reduction in federal income taxes which could be obtained from deducting of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to the Excise Tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction plus interest on the amount of such repayment at the rate provided in
            Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of the Executive's employment (including by reason of a payment the existence or amount of which cannot be determined at the date of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. The Company may contest any claim by the Internal Revenue Service which would require the payment of the Gross-Up Payment hereunder, provided that the Company shall bear directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of any such claim and payment of costs and expenses.


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5.    Termination of Employment; Severance.

      (a)   By Death or Disability.

            (i) Executive's employment shall terminate automatically upon the death of Executive. Company shall pay or provide to Executive's beneficiaries or estate, as appropriate, the compensation as of the date of death and benefits to which Executive is entitled through the end of the pay period in which death occurs and thereafter Company's obligations shall terminate except as noted below.

            (ii) If, in the sole opinion of Company, Executive shall be prevented from properly performing Executive's duties by reason of any physical or mental incapacity for a period of more than six (6) months in the aggregate or four (4) consecutive months in any twelve-month period, then, to the extent permitted by law, Executive's employment shall terminate on, and the compensation and benefits to which Executive is entitled shall be paid or provided up through, the last day of the month in which the day evidencing incapacity (as determined above) occurs and thereafter Company's obligations shall terminate except as noted below.

            (iii) In the event of termination for death or disability, Executive shall not be entitled to receive severance or other benefits except (A) those (if any) as may then be established and applicable under the Company's then-existing severance and other benefits plans and policies at the time of such death or disability, (B) benefits required by applicable laws, and (C) a prorated portion of the Performance Bonus based on the last day of the month in which the death or the incapacity (as determined above) occurs, (D) in the case of death, the Executive's base compensation for a period of twenty-six (26) weeks shall be paid to the Executive's surviving spouse, or, if none, to the Executive's estate.

            (iv) In the event of termination for disability, the Executive shall be entitled to the benefits provided under the Company's then-existing disability or extended sick pay plan, for so long as Executive continues to be disabled under this Agreement or benefits otherwise terminate under such plan, whether or not Executive is deemed to be disabled under such plan.

      (b)   By Company for Cause; Voluntary Resignation.

            (i) Company may terminate, without liability, Executive's employment for cause (as defined below) at any time and without notice. Company shall pay Executive the compensation to which Executive is entitled through the end of the day of such termination and thereafter Company's obligations shall terminate. Termination shall be for cause if Executive's employment is terminated by Company because of:

                  (A) any act or failure to act by Executive which involves bad faith conduct by Executive and which is to the material detriment of Company;

                  (B) Executive's willful refusal or willful failure to act in accordance with any lawful and reasonable direction or order of Company;

                  (C) Executive's exhibiting material unfitness or material unavailability for service to Company (other than by reason of Executive's death or disability);

                  (D) Executive's materially unsatisfactory performance, material misconduct, dishonesty or theft, habitual material neglect, material carelessness or material incompetence in the performance of his duties for Company;

                  (E) Executive's willful or intentional disclosure of confidential information of Company, or any other violation of paragraphs 6 or 7 below;


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                  (F)   Executive's providing false information to Company in
                        connection with Executive's application for employment;

                  (G) Executive's violation of Company's policies regarding insider trading;

                  (H) Executive's violation of Company's policies regarding controlled substances;

                  (I) Executive's conviction of a crime, except a minor traffic violation; or

                  (J) Executive's willfully or intentionally acting in any way that has a direct, substantial and adverse effect on Company's reputation.

                        (ii) If Executive's employment terminates by reason of the Executive's voluntary resignation or if the Executive is terminated for cause, then the Executive shall not be entitled to receive severance or any other benefits.

      (d) Non-Renewal or Termination Without Cause. In the event that Company without cause fails to offer to renew Executive's employment hereunder for at least the same period of time as specified herein, and on substantially similar terms, or in the event that Company at any time terminates Executive's employment hereunder without cause, Company as its sole obligation to Employee shall pay to Executive, and Executive as his sole remedy shall accept, severance in the amount of one-twelfth of Executive's base compensation at the time of such non-renewal per month, for a period of six (6) months beginning on the effective date of termination. In the event that Executive becomes employed by another company, the Company shall not have any right of offset or similar right against any earnings arising out of such subsequent employment.

      (e) Accrued Salary, etc. In the event of termination of Executive's employment for any reason,

            (i) the Company shall pay to Executive any unpaid base compensation for periods prior to termination;

            (ii) the Company shall pay the Executive all of the Executive's accrued and unused vacation time through the date of termination; and

            (iii) following submission of proper expense reports by the
                  Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to termination.

            All of the above payments shall be made promptly upon termination, and within the period of time mandated by law.

      (f) Certain obligations of Employee on termination. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, memorandums, policy statements, correspondence (letters, telegrams, mailgrams), minutes of meetings, agendas, interoffice communications, forecasts, analyses, working papers, charts, expense account reports, ledgers, journals, financial statements, statements of accounts, data compilations, records, reports, notes, memoranda, computer disks, flow charts, computer documents and computer software, data sheets, contracts, lists, and other documents, proprietary information, and equipment furnished to or prepared by Executive in the course of or incident to Executive's employment, belong exclusively to the Company and shall be promptly returned to the Company upon termination of Executive's employment for any reason.

6.    Confidentiality and Non-Disclosure; Non-Solicitation

      (a) For purposes of this paragraph, the following definitions shall apply:


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            (i)   Inventions shall mean all inventions, processes, methods,
                  formulas, techniques, improvements, modifications and enhancements, whether or not patentable, made by Executive, whether or not during the hours of Executive's employment or with the use of Company's facilities, materials or personnel, either solely or jointly, during Executive's employment by Company and all inventions, processes, methods, formulas, techniques, improvements, modifications and enhancements made by Executive, during a period of one year after any termination of Executive's employment, which relate directly to the past, present or future business of Company and which are within the scope of Executive's duties during the last 12 months of Executive's employment by Company.

            (ii) Work Product shall mean all documentation, software, creative works, know-how and information created, in whole or in part, by Executive during Executive's employment by Company, whether or not copyrightable or otherwise protectable, excluding Inventions.

            (iii) Trade Secrets shall mean compensation data, marketing strategies, new material research, pending projects and proposals, research and development, technological data, all proprietary information, actual and potential, customer lists, vendor lists, pricing and credit techniques, research and development activities, documentation, software, know-how and information relating to the past, present or future business of Company or any plans relating to the foregoing, or relating to the past, present or future business of a third party that are disclosed to Company, which Company does not disclose to third parties without restrictions on use or further disclosure.

      (b)   Executive hereby:

            (i) agrees to promptly disclose to Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of Company, and the Executive shall surrender possession of the records to Company upon any suspension or termination of Executive's employment with Company.

            (ii) Executive hereby assigns to Company, without additional consideration to Executive, the entire right, title and interest in and to the Inventions and Work Product and in and to all copyrights, patents, trademarks and any and all other proprietary rights therein or based thereon. Executive agrees that the Work Product shall be deemed to be a "work made for hire." Executive shall execute all such assignments, oaths, declarations and other documents as may be prepared by Company to effect the foregoing.

            (iii) agrees that Company, without additional consideration to
                  Executive, shall have the exclusive worldwide and perpetual right to use and to make, use and sell products and/or services derived from any Inventions or Work Product.

      (c) Executive shall provide Company with all information, documentation, and assistance Company may request to perfect, enforce or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets. Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions, Work Product and Trade Secrets. All such information, documentation and assistance shall be provided by Executive at no additional expense to Company, except for out-of-pocket expenses which Executive incurred at Company's request.

      (d) During employment and thereafter, Executive shall treat Trade Secrets on a confidential basis and not disclose them to others without the prior written consent of Company or use Trade Secrets for any purpose other than for the performance of services for Company.


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            Executive acknowledges that the Trade Secrets are the sole and exclusive property of Company. Executive shall surrender possession of all Trade Secrets to Company upon any suspension or termination of Executive's employment with Company. If, after such time, Executive becomes aware of any Trade Secrets in Executive's possession, Executive shall immediately surrender those Trade Secrets to Company.

      (e) Executive acknowledges that the work force of the Company constitutes a unique, valuable and special asset of the Company. Therefore, Executive agrees that during his employment with the Company, and for a period of one year following termination of such employment for any reason, Executive shall not, directly or indirectly, hire any current or future employee of the Company, or solicit or induce or attempt to solicit or induce, any current or future employee of the Company to terminate his or her employment with the Company for any reason.

      (f) In the event of a breach or threatened breach by the Executive of the provisions of this paragraph 6, the Company shall be entitled to an injunction restraining the Executive from any such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

7.    Restrictive Covenants.

      (a) The Executive hereby acknowledges and recognizes the highly competitive nature of the Company's business and accordingly agrees that Executive will not from and after the date hereof, until the Designated Date (as hereinafter defined) (i) engage, directly or indirectly in any Competitive Activity, whether such engagement shall be as an officer, director, employee, consultant, agent, lender, stockholder, or other participant; or (ii) assist others in engaging in any Competitive Activity. As used herein, the term "Competitive Activity" shall mean and include the development, distribution, sale, marketing and management of telecommunications products, including, without limitation, consumer and corporate prepaid telephone and cellular calling cards and other products and services offered or planned to be offered by the Company during Executive's employment with the Company.

      (b) As used in paragraph 7, the "Designated Date" shall mean the following:

            (i) if the Executive voluntarily terminates employment with the Company in violation of this Agreement, then the "Designated Date" shall be the second (2nd) anniversary of the effective date of such termination;

            (ii) if the Company terminates this Agreement for cause, then the "Designated Date" shall be the second (2nd) anniversary of the effective date of such termination;

            (iii) if the Company offers to renew this Agreement for at least the same period of time as specified herein, and on substantially similar terms, and the Executive declines, then the term "Designated Date" shall be the second (2nd) anniversary of the effective date of termination; or

            (iv) if the Company fails to offer to renew this Agreement for at least the same period of time as specified herein, and on substantially similar terms, without cause, or terminates Executive's employment hereunder without cause, then the term "Designated Date" shall mean the effective date of termination.

      (c) It is the desire and intent of the parties that the provisions of this paragraph 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction which enforcement is sought. Accordingly, if any particular provision of this paragraph 7 shall be adjudicated to be invalid or unenforceable, such provision of this paragraph 7 shall be deemed amended to delete therefrom the portion thus adjudicated to be


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            invalid or unenforceable, such deletion to apply only with respect to the operation of such provisions of this paragraph 7 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this paragraph 7 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

      (d) If there is a breach or threatened breach by the Executive of the provisions of this paragraph 7, the Company shall be entitled to an injunction restraining the Executive from any such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

8. Executive Representations and Warranties. Executive represents and warrants as of the Effective Date:

      (a) Executive has complied with any and all written and/or oral conditions of Executive's former employment concerning resignation and notice of resignation or termination of employment;

      (b) Executive has returned to Executive's former employer all of the former employer's property and confidential proprietary material and that he or she will not disclose to Company, or use during Executive's employment by Company, any of Executive's previous employer's trade secrets and confidential proprietary information;

      (c) Neither the execution of this Agreement, nor employment with Company, nor performance of the duties required hereby will violate any obligations of Executive to any former employer or breach any agreement to keep in confidence information acquired by Executive before Executive's employment by Company;

      (d) Executive has not entered into, and will not enter into any agreement, either written or oral, that conflicts with this Agreement; and

      Executive understands and agrees that the representations and warranties set forth in this paragraph are material inducements upon which Company has relied in entering into this Agreement.

9. Survival. Certain provisions of this Agreement, including, without limitation, paragraphs 5(f), 6, 7, 8 and 11 are intended to continue and survive termination or suspension of Executive's employment with Company.

10.   Notices.

      (a) All notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally or by certified or registered mail, return receipt requested, postage prepaid to the following persons at the following addresses, or to such other persons at such other addresses as any party may request by notice in writing to the other party to this Agreement:

      If to Executive:

      Keith McGowan
      6 Altamore Street
      Melville, N.Y. 11747


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      If to Company:

      DigiTEC 2000
      8 West 38th Street, Fifth Floor
      New York, New York 10018

      Att: Frank Magliato

      (b) Any termination by either party hereunder shall be communicated by a notice of termination to the other party given in accordance with this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice).

11. Confidentiality. Except as required by applicable securities' or other laws, neither party shall disclose the contents of this Agreement without first obtaining the prior written consent of the other party. Executive may disclose this Agreement to Executive's spouse, attorney and financial advisors subject to the above confidentiality restriction.

12.   Successors and Assigns.

      (a) Any successor of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of such a succession. For all purposes of this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described above or which becomes bound by the terms of this Agreement by operation of law.

      (b) This Agreement is personal in nature and may not be assigned or transferred by the Executive without the prior written consent of the Company.

13. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

14. Entire Agreement; Integration; Amendments. The terms of this Agreement are intended by the parties to be the final expression of their Agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement constitutes the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any legal proceeding involving this Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior oral, written and implied agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, if any. No amendments to this Agreement may be made except by a writing signed by both parties.

15. Choice of Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law, and any action relating to this Agreement or Executive's employment with Employer shall be brought exclusively in the state or federal courts of the State of New York.

16. Voluntary Execution. Executive acknowledges that Executive has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Company other than those contained in writing herein. The Executive has been advised to obtain independent legal counsel regarding this Agreement and the Executive is signing this Agreement knowingly and voluntarily.

17. No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation bankruptcy, garnishments, attachment or other creditor's process, and any action in violation of this paragraph shall be void.

18. Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

19. Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, provided that the Company shall remain jointly and severally liable under this Agreement, and provided further that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in this Agreement shall mean the corporation that actually employs the Executive.

20. Interest. In the event that the Company fails to make any payment hereunder or afford any benefit when due, the Company shall pay interest at the rate of the publicly announced prime rate of Citibank or its successors plus 3% or, if lower, the maximum permitted by law.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

Executive                            Company

/s/ Keith McGowan
--------------------------
Keith McGowan                        By: /s/ Frank Magliato
                                         ------------------------------


                                     Its: /s/ Frank Magliato, President
                                          -----------------------------

                EXHIBIT A July 1, 1997 STOCK OPTION CERTIFICATE

CERTIFICATE 1997 NQ1

OPTION TO PURCHASE COMMON SHARES OF DIGITEC 2000, INC., A NEVADA CORPORATION

VOID AFTER 5:00 P.M., July 1,2007, AS PROVIDED FOR HEREIN.

OPTIONEE: Keith McGowan

EFFECTIVE DATE July 1, 1997

NUMBER OF SHARES: 200,000

DIGITEC 2000, INC., A NEVADA CORPORATION, (the "Company") intending to be legally bound, hereby grants to the Optionee named above an option (the "Option") to purchase all or any part of an aggregate of 200,000 Common Shares,
 .01 par value ("Option Shares") of the Company.

1. Exercise Price. The Option shares may be purchased pursuant to this Option at a price of $13.00 per share (closing price as of July 1, 1997), subject to adjustment as set forth below.

2. Vesting. You may exercise:

(a) 22,222 Option Shares effective July 1, 1997;

(b) an additional 22,222 Option Shares effective September 30, 1997;

(c) an additional 22,222 Option Shares effective December 31, 1997;

(d) an additional 22,222 Option Shares effective March 31, 1998;

(e) an additional 22,222 Option Shares effective June 30, 1998;

(f) an additional 22,222 Option Shares effective September 30,1 1998;

(g) an additional 22,222 Option Shares effective December 31, 1998;

(h) an additional 22,222 Option Shares effective March 31, 1989; and

(i) the remaining 22,224 Option Shares effective June 30, 1999.

3. Exercise Procedure. To exercise this Option, or any part, the Optionee shall:

(a) surrender this Option Certificate to the Company at its principal office;

(b) deliver a notice (the "Exercise Notice") specifying the number of Option Shares to be purchased;

(c) pay the full exercise price for the Option Shares to be purchased by certified or bank cashier's check made payable to the Company or other form of payment acceptable to the Company; and

(d) furnish to the Company such other instruments or documents as it or its legal counsel may reasonably require.

If less than all the Option Shares are purchased, the Company will issue, in addition to the Option Shares, a certificate evidencing the number of Option Shares still covered by this Option, or shall mark a notation on this Option Certificate setting forth the number of Option Shares remaining unexercised.

4. Changes in Capitalization. If, prior to the exercise of this Option, the outstanding shares of the capital stock of the Company shall be changed in number or class or exchanged for a different number or kind of shares of stock or other different number or kind of shares of stock or other securities of the Company, whether by reason of recapitalization, reclassification, reorganization, combination or split-up of shares or payment of a stock dividend or other similar change in capitalization, affected without receipt of any consideration by the Company, the remaining number of Option Shares and the purchase price shall be adjusted in a manner determined by the Board of Directors of the Company so that the adjusted number of Option Shares and the adjusted purchase price shall be the substantial equivalent of the remaining number of Option Shares and the purchase price prior to the change.

5. Change of Control. In the event of a Change of Control (defined below), all outstanding Option Shares shall become immediately exercisable. A Change in Control shall be deemed to have occurred after the Effective Date if:

(a) any person as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities in any transaction or series of transactions not approved in advance by a vote of at least two-thirds (2/3) of the Board; (b) during any period of three consecutive years (not including any period prior to the effective date of this Option Certificate), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (c) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as above defined) acquires more than 20% of the combined voting power of the Company's then outstanding securities;

(d) the stockholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. For purposes of this clause
(d), the term "the sale or disposition by the Company of all or substantially all of the Company's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of the Company" shall be the aggregate market value of the outstanding shares of Common Stock of the Company (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") shall be determined by the average closing price of the shares of Common Stock for the ten trading days immediately preceding the Transaction Date or such other method as the Board shall determine is appropriate. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence; or (e) any other event determined by a vote of at least two-thirds (2/3) of the Board to constitute a "Change of Control."

6. Restrictions on Transfer. The Option is not transferable other than by will or the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by him or her. Optionee shall have no rights as a stockholder until payment of the option price and issuance of Option Shares.

7. Expiration. The Option expires at 5:00 P.M. Eastern Time on July 1, 2007 ("Expiration Date"). In the event that Optionee dies during the term of the Option, Optionee's personal representatives may exercise any unexercised Options (without regard to vesting), within one (1) year of Optionee's death. In the event that Optionee's employment with the Company is terminated by the Company as a result of a disability, Optionee may exercise any unexercised Options vested at the time of any such termination for a period of one (1) year after any such termination. In the event that Optionee's employment is terminated for any other reason (except for cause as defined in that certain Employment Agreement between Option and the Company dated effective July 1, 1997), all outstanding unexercised options vested at the time of termination shall expire ninety (90) days after such termination. In the event of termination for cause, all outstanding unexercised options shall immediately expire on such termination.

8. Securities' Laws. Optionee acknowledges that the Option Shares to be issued pursuant to this Option are not presently registered under the Securities Act of 1933, as amended, and that the Company has no obligation to register the Option Shares. The

Optionee will comply with all applicable resale restrictions and agrees not to transfer any Option Shares unless such transfer in the opinion of counsel acceptable to the Company complies in all respects with applicable federal and state securities' laws. Certificates issued for the Option Shares shall bear legends which the Company deems appropriate.

9. No Right to Employment. Executive acknowledges and agrees that the granting of this Option by itself does not create or imply any obligation of the Company to employ Executive for any period of time.

10. Authority. The Company represents and warrants to Optionee that it has taken, or will take, any and all necessary acts so that the Option is a valid and binding obligation of the Company.

11. Administration. The Board will have the authority and discretion to interpret the Option to make any determinations that it deems necessary or advisable for the administration of the Option and to correct any defect or omission or reconcile any inconsistency in the Option in the manner and to the extent the Board deems necessary or advisable.

12. Governing Law. The formation, construction, and performance of this Option Certificate shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law, and any action relating to this Option Certificate shall be brought exclusively in the state or federal courts of the State of New York.

DIGITEC 2000, INC.


BY: /s/ Frank Magliato
    --------------------------

TITLE: President

DATE: July 1, 1997

ACCEPTED AND AGREED TO BY:


/s/ Keith McGOWAN
------------------------------
KEITH McGOWAN

DATE: July 1, 1997